Exhibit 10.34

SS&C TECHNOLOGIES, INC.
Processing Services Agreement

This Processing Services Agreement (“Agreement”) is made by and between Five Oaks Investment Corp., a Maryland corporation whose principal place of business is 540 Madison Avenue, 19th Floor, New York, NY 10022 (“Client”), and SS&C Technologies, Inc., a Delaware corporation whose principal place of business is 80 Lamberton Road, Windsor, CT 06095 (“SS&C”). Capitalized terms are defined in Article 21 unless otherwise indicated.

WHEREAS, Client is in the business of providing investment services and desires that SS&C provide certain Processing Services as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and upon the terms and conditions set forth below, the Parties agree as follows:

1.                   Processing Services

1.1 During the Initial Term and any Renewal Term, SS&C shall provide Client with the investment accounting and data processing services set forth on Attachment A hereto (collectively, the “Processing Services ”). As part of the Processing Services, SS&C shall provide:

1.1.1 Data Access as set forth in Article 5 hereof;

1.1.2 All Equipment that is part of the SS&C Environment deemed necessary or desirable by SS&C from time to time to perform the Processing Services and to enable Data Access;

1.1.3 Computer operating system software (“Operating System Software”) and database software (“Database Software”), and such other software systems as it deems desirable from time to time pursuant to SS&C’s licenses with Third Party Software licensors;

1.1.4 Connectivity between the SS&C Environment and Client’s computing systems; and

1.1.5 Such ancillary services as set forth in Work Requests that may be executed by SS&C and Client from time to time.

1.2 The Processing Services are for the benefit of Client only.

2.                   Additional Services

2.1 SS&C will undertake to perform the tasks described on any Work Request agreed to from time to time by SS&C and Client.

2.2 Each Work Request shall set forth the fees estimated for the services that SS&C will perform under such Work Request. Such fees shall be based upon certain assumptions set forth in the Work Request, and unless otherwise expressly provided therein, are estimates only and not fixed fees.

3.                   Connectivity

3.1 A means of connectivity between Client’s computing systems and the SS&C Environment (“Connectivity”) must be established in order for Client to have Data Access, to provide Client Data to SS&C, and for SS&C to provide the Processing Services hereunder.

3.2 If Client chooses Connectivity via the Internet, Client understands that the Internet is an unregulated, public network over which SS&C exerts no control. SS&C assumes no obligation or liability with respect to Connectivity, including without limitation, the availability, performance, accuracy, dependability, privacy, security, authenticity or completeness of data transmitted over or obtained using the Internet, or any intrusion, virus, disruption, loss of communication, loss or corruption of data, or other error caused or permitted by or introduced through Client’s use of the Internet. SS&C has implemented security measures associated with Client’s Internet access including use of a firewall, multi-level password protection, and acceptance of only authorized protocols. Notwithstanding these security measures provided by SS&C at its Internet site, Client is responsible for implementing adequate firewall, password and other security measures to protect its systems, data and applications from unwanted intrusion, whether over the Internet or by other means.

3.3 If Client chooses Connectivity via data communication lines, SS&C shall, at Client’s expense, be responsible for obtaining telecommunications connectivity between the SS&C Environment and the facilities and computing systems of Client. SS&C or Client shall lease such data transmission lines from a third party vendor (the “Data Lines”). SS&C shall obtain the Data Lines and coordinate with such vendor to resolve any problems with the Data Lines; however, SS&C shall have no obligation to maintain them (other than to obtain and maintain leases thereof and to manage the relationship with such vendor or any replacement telecommunications carrier with respect to the Data Lines) or any obligation or liability with respect to the availability, performance, maintenance or other matters involving the Data Lines and not arising as a result of a material breach of SS&C’s obligations under this Processing Services Agreement. SS&C and Client may agree to change the means of telecommunications connectivity or service providers.

3.4 All interconnectivity to each Party’s computing systems and/or networks shall be only through each Party’s security gateways/firewalls; (ii) neither Party will access nor try to access, nor permit any unauthorized employees, representatives or agents to access nor try to access, the other’s computing systems and/or networks without express written authorization; (iii) each Party will prior to any attempt to access the other’s computing systems and/or networks, use the latest available version of a commercially available Virus detection/scanning program; (iv) upon detecting a Virus, each Party shall not try to access the other’s computing systems and/or networks until any Virus has been eliminated.

3.5 Client may require certain software interfaces between service providers of Client and the SS&C Environment for the delivery of certain Client Data. Such Client Data shall be delivered to SS&C directly by Client or through Client’s agents, asset managers, custodians or other third parties designated to SS&C in writing (“Client Agent”), in an electronic form to be agreed to by Client and SS&C. SS&C shall not serve as a Client Agent. SS&C is not responsible for and makes no representations or warranties regarding (i) the compatibility or performance of interfaces not developed and provided by SS&C, or (ii) the accuracy, completeness, timeliness or integrity of any Client Data provided to the SS&C Environment via any interfaces, whether or not developed by SS&C.

4.                   Exclusions and Limitations

4.1 Client may identify certain third party entities that Client desires to provide services to Client in connection with the Processing Services (but not in place thereof), such as prime brokers that provide certain securities trade services for Client, market data providers and custodians. SS&C shall coordinate appropriate data communications with such third parties as Client shall direct in connection with the provision of the Processing Services. Such communications may involve SS&C sending and receiving electronic data files, providing limited access to the Processing Software, and establishing connectivity from such third parties to the SS&C Environment, as Client may reasonably direct. Client will pay any fees or expenses of such third parties. Such fees and expenses are not included in the Monthly Charge (as defined in Section 8.1). Any expenses to provide connectivity from such third parties to the SS&C Environment shall be borne by Client. SS&C shall not have any obligation or liability with respect to the data provided, its timeliness, accuracy or otherwise, or with respect to any other matter related to such third parties’ provision of services to Client.

4.2 Client is responsible for providing and maintaining: (i) its own computing systems, including personal computers and workstations, and (ii) data and other networks to enable Client to have Data Access to the SS&C Environment via the Connectivity chosen by Client.

4.3 SS&C shall not be responsible for any failure to provide Processing Services, including any failure to meet a Service Level, that is directly attributable to (i) a Force Majeure Event; (ii) breaches of this Agreement by Client; (iii) any act or omission by Client (even if it does not constitute a breach of this Agreement), provided that such act or omission adversely impacts SS&C's performance of the Processing Services and SS&C has used all Commercially Reasonable Efforts to perform notwithstanding such act or omission; (iv) a failure of, or defect in, Equipment (including telecommunications Data Lines and related Equipment) or Software (other than SS&C Software), or a vendor’s failure to deliver Equipment used by SS&C in providing the Processing Services (and any related repeated instances pending SS&C's correction of the failure or defect) if such failure or defect was not preventable or discoverable through normal testing or maintenance procedures; (v) malfunctions within Client’s computing systems and/or data networks not in any way attributable to viruses received from SS&C; or (vi) problems with Data Lines. The foregoing are referred to herein collectively as "Excused Performance.” None of (i) through (vi) causing SS&C fail to provide Processing Services shall constitute a Termination Event.

5.                   Data Access

5.1 Subject to the terms and conditions of this Agreement, SS&C hereby grants to Client Data Access, via remote access Connectivity to the SS&C Environment, during the Term of this Agreement. Client may access the SS&C Environment solely to view Client’s Data through the use of the Processing Software’s Web Portal, but not to use the Processing Software to process or manipulate any data, including Client Data (“Use”). Data Access transfers to Client neither title nor any proprietary or intellectual property rights to the Processing Software nor any copyrights, patents, or trademarks, embodied or used in connection therewith, except for the rights expressly granted herein. Client may not copy the Processing Software.

5.2 Client’s Data Access requires that SS&C separately license and have installed on its computing system certain software owned by certain third party software licensors (“Third Party Software”) or such other Third Party Software as SS&C identifies to Client from time to time as reasonably required. SS&C hereby grants Client the right to use such Third Party Software on SS&C’s computing system.

6.                   Term

6.1 This Agreement shall be effective and binding upon Client and SS&C as of the Effective Date and shall continue in full force and effect for a period of three (3) years (the “Initial Term”) unless sooner terminated in accordance with its terms. Unless either Party provides the other with a written notice of termination at least ninety (90) days prior to the commencement of any Renewal Term, after the Initial Term, this Agreement will automatically renew for additional successive terms of one (1) year each (each such additional three-year term a “Renewal Term”). The Term of this Agreement shall run from the Effective Date through the Initial Term, and any Renewal Term, until and unless terminated in accordance with its terms.

7.                   Termination

7.1 Termination by SS&C for Cause. SS&C may, by written notice to Client, terminate this Agreement if any of the following events ("Termination Events") occur: (a) Client is in breach of any material term, condition or provision of this Agreement, or of any other agreement between SS&C (or any affiliate of SS&C) and Client (or any affiliate of Client), which breach, if capable of being cured, is not cured within thirty (30) days after SS&C gives Client written notice of such breach; or (b) Client (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (iii) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes. If any Termination Event occurs, termination will become effective immediately or on the date set forth in the written notice of termination.

7.2 Termination by Client for Cause. Client may, by written notice to SS&C, terminate this Agreement if any of the following events ("Client Termination Events") occur: (a) SS&C is in breach of any material term, condition or provision of this Processing Services Agreement, which breach, if capable of being cured, is not cured within thirty (30) days after Client gives SS&C written notice of such breach; or (b) SS&C (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (iii) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes. If any Client Termination Event occurs, termination will become effective immediately or on the date set forth in the written notice of termination.

7.3 Within thirty (30) days after the date of termination of this Agreement for any reason whatsoever, each Party shall return to the other any tangible Confidential Information in its possession.

7.4 Termination of this Agreement for any reason under this Section 7 shall not affect (i) any liabilities or obligations of either Party arising before such termination (including payment of Charges) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement.

7.5 Articles 7, 8, 11, 13, 14, 16, 18, 19, 20, 21, and 22 and shall survive the expiration or termination of this Processing Services Agreement.

8.                   Charges

8.1 In consideration for the Processing Services, Client shall pay to SS&C, on a monthly basis, the fee set forth in Attachment B (the “Monthly Charge”). Monthly Charges shall commence for the month in which the Processing Services commence for Client and thereafter throughout the Initial Term and any Renewal Term. Prior to the end of the Initial Term or any Renewal Term, SS&C may propose changes to the rates/charges set forth in Attachment B by giving the Client written notice at least one hundred twenty (120) days prior to the renewal date. Notwithstanding the above, in the absence of such notification of revised rates/charges from SS&C to Client prior to the end of the Initial Term or any Renewal Term, the basis points used to calculate the monthly charges for the next Renewal Term will increase from the basis points used to calculate the monthly charges then in effect by the percentage change in the United States Consumer Price Index plus three (3) percent. The United States Consumer Price Index referred to in the preceding sentence is the United States Consumer Price Index (All Urban Consumers (“CPI”) published by the United States Department of Labor, Bureau of Labor Statistics. In no event will the basis points used to calculate the monthly charges for any year be less than the previous year’s basis points used to calculate the monthly charges.

8.2 In addition to the Monthly Charges, Client shall pay any charges and expenses for services performed from time to time pursuant to Work Requests as and when due based on SS&C’s then current rates unless otherwise agreed upon in the Work Request.

8.3 Payment shall be made to SS&C at the address on the fee statement or such other address as SS&C may specify. A late payment charge of one and one-half percent (1 1/2%) per month (annual rate of 18%), or the maximum rate allowed by law, whichever is less, will be added to all amounts due under this Agreement if not paid within thirty (30) days of the due date. If it should become necessary to turn this account over for collection, Client is responsible for all of SS&C's collection costs, including reasonable attorney's fees. SS&C reserves the right, in its sole and absolute discretion, to discontinue the Processing Services provided hereunder within ten (10) days of receipt by Client of a discontinuation notice without any liability to Client or any other third party if Client is more than thirty (30) days past due on any amounts owed to SS&C under this Agreement.

8.4 All amounts payable to SS&C as specified herein are in United States dollars and are net of all sales, use, property and related taxes and customs duties. Client shall pay sums equal to all taxes and customs duties paid or payable by SS&C hereunder, but exclusive of United States Federal, State and Local taxes based upon the net income of SS&C. All taxes due by Client hereunder shall become due and payable when billed by SS&C to Client, or when assessed, levied or billed by the appropriate tax authority, even if such billing occurs subsequent to expiration or termination of this Agreement.

8.5 Expenses incurred by SS&C in connection with Work Requests for travel, lodging, meals, telephone, shipping,duplicating and other direct expenses are billed to Client at actual cost, and are in addition to the estimated fees set forth therein, unless otherwise provided for in a Work Request.

8.6 Fees and expenses incurred in connection with Work Requests will be billed to Client monthly. They are due and payable by Client upon receipt of SS&C’s invoice.

8.7 Client may desire, or the Processing Services may require Client to use, certain third party services or products, including without limitation, Third Party Software, Data Lines, securities market pricing services and other services or products. Such services or products are not included in the Monthly Charges. Client shall pay for such services or products in the amounts invoiced to it (the foregoing are referred to as “Pass-Through Expenses”).

9.                   Client Data

9.1 Client shall provide SS&C with Client Data to enable SS&C to provide the Processing Services. SS&C shall not be responsible or liable for the accuracy, completeness, integrity or timeliness of any Client Data provided to SS&C by Client or any Client Agent.

9.2 All Client Data shall remain the property of Client. The Client Data shall not be (i) used by SS&C other than in connection with providing the Processing Services, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by SS&C, or (iii) commercially exploited by or on behalf of SS&C, its employees or agents.

9.3 Subject to Section 13.8, at Client’s expense, SS&C shall upon written request, promptly return to Client, in the format and on the media in use as of the date of request, all, or any requested portion of, the Client Data.

9.4 Subject to Section 13.8, SS&C will provide data backup and archiving in accordance with industry standards andshall maintain and store Client Data for a rolling period of three (3) years starting from the date Processing Services commenced for Client, after which SS&C will return such Client Data to Client. SS&C will not delete or destroy any Client Data or media on which Client Data resides during such three (3) year rolling period.

9.5 SS&C shall not disclose or use any Client Data except for the purpose of carrying out its obligations under thisAgreement. SS&C shall not disclose Client Data to its third party service providers without the consent of Client. SS&C shall ensure that each person or entity to whom or to which SS&C may disclose Client Data in connection with SS&C’s performance of its obligations under this Agreement shall, prior to any such disclosure of information, agree to use or disclose such Client Data only for the purpose of carrying out SS&C’s obligations under this Agreement. SS&C shall maintain effective information security measures to protect Client Data from unauthorized disclosure or use.

10.                  Personal Information

10.1 From time to time SS&C may obtain access to certain Personal Information from Client. "Personal Information" shall include customer personal information provided to, and maintained by, Client in confidence, including but not limited to: personally identifiable financial information as defined by Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et seq., and its implementing regulations (the “Gramm-Leach-Bliley Act”). Personal Information shall not include any personal information not required by law to be kept confidential.

10.2 To the extent applicable, SS&C shall comply with the provisions of the Gramm-Leach-Bliley Act regarding the restrictions on the use, disclosure and safeguarding of Personal Information.

11.                  Work Product

11.1 SS&C shall be the sole and exclusive owner of all work product owned by it as of, during and after the Term, and of all modifications, upgrades and enhancements to such work product created by SS&C or on its behalf. Client shall be the sole and exclusive owner of any manuals, output and other work product prepared by SS&C specifically for Client and paid for by Client as part of the Processing Services. The Processing Software and any modification, enhancement, upgrade or other work done with respect to the Processing Software (including software interfaces), whether or not done specifically for Client, shall not be work for hire and shall remain the property of SS&C.

11.2 Except for the limited license to Use the Processing Software granted to Client herein, nothing in this Agreement is intended to grant a license or any other intellectual property right to Client, and no such license is granted. Client acknowledges that SS&C retains all right, title and interest (including, without limitation, all copyright, trade secret and other proprietary rights) in and to the Equipment owned by SS&C, software (including the Processing Software, and all versions, releases, enhancements and additions), and processes used in connection with or for the provision of the Processing Services, including without limitation all such right, title and interest in and to any and all copies, modifications, translations and other derivative works that duplicate or are based in any way on the Processing Services provided under this Agreement.

12.                  Security

12.1 SS&C shall maintain and enforce at all of its locations where Client Data is received, accessed, stored, processed, or transmitted, security procedures that provide reasonable and necessary security designed to prevent infiltration of or unauthorized access to any and all systems, databases and networks which receive, access, store, process or transmit Client Data, including firewall-based protections, Virus testing and scanning, intrusion detection and access control with appropriate password and other authentication protections.

13.                  Confidentiality

13.1 "Disclosing Party" means the Party furnishing Confidential Information and "Receiving Party" means the Party receiving the Confidential Information disclosed by the Disclosing Party. "Confidential Information" means information designated as confidential or which ought to be considered as confidential from its nature or from the circumstances surrounding its disclosure. "Confidential Materials" means the part of any tangible media upon or within which any part of the Confidential Information is recorded or reproduced in any form, excluding any storage device that forms a part of computer hardware.

13.2 Confidential Information includes, without limiting the generality of the foregoing, the terms of this Agreement, schedules, and all information in any medium: (i) relating to the Disclosing Party's software or hardware products or services, or to its research and development projects or plans; (ii) relating to the Disclosing Party's business, policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, the Disclosing Party's clients; and (iii) marked or otherwise identified as confidential, restricted, secret or proprietary, including, information acquired by inspection.

13.3 Except for Client Data, Confidential Information does not include information that the Receiving Party can establish: (i) has become generally available to the public or commonly known in either Party's business other than as a result of a breach by the Receiving Party of any obligation to the Disclosing Party; (ii) was known to the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party by reason other than having been previously disclosed in confidence to the Receiving Party; (iii) was disclosed to the Receiving Party on a non-confidential basis by a third party who did not owe an obligation of confidence to the Disclosing Party with respect to the disclosed information; (iv) was independently developed by the Receiving Party without any reference to, or use of, any part of the Confidential Information; or (v) is required to be disclosed by law, regulation, or court order (provided that the Party subject to such law, regulation or court order shall notify the other Party of any such use or requirement prior to disclosure in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the information to third parties)

13.4 During the Term, the Receiving Party may: (i) disclose Confidential Information received from the Disclosing Party only to its subcontractors, agents, representatives, advisors, employees, officers and directors and affiliates who have a need to know such information exclusively for the purpose of executing its obligations or exercising its rights under this Agreement; (ii) reproduce the Confidential Information received from the Disclosing Party only as required to execute its obligations or exercise its rights under this Agreement; or (iii) disclose Confidential Information as required by law, provided the Receiving Party gives the Disclosing Party prompt notice prior to such disclosure to allow the Disclosing Party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information.

13.5 Except as otherwise specifically provided in this Agreement, the Receiving Party shall not during the Term, andafter expiration or earlier termination hereof: (i) disclose, in whole or in part, any Confidential Information received directly or indirectly from the Disclosing Party; or (ii) sell, rent, lease, transfer, encumber, pledge, reproduce, publish, transmit, translate, modify, reverse engineer, compile, disassemble or otherwise use the Confidential Information in whole or in part.

13.6 The Receiving Party shall exercise the same care in preventing unauthorized disclosure or use of the Confidential Information that it takes to protect its own information of a similar nature, but in no event less than reasonable care. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any loss, unauthorized disclosure or use of Confidential Information, or any other breach of this Article by the Receiving Party, and assisting the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and to prevent further unauthorized disclosure or use.

13.7 The Receiving Party acknowledges that: (i) the Disclosing Party possesses and will continue to possess Confidential Information that has been created, discovered or developed by or on behalf of the Disclosing Party, or otherwise provided to the Disclosing Party by third parties, which information has commercial value and is not in the public domain; (ii) unauthorized use or disclosure of Confidential Information is likely to cause injury not readily measurable in monetary damages, and therefore irreparable; (iii) in the event of an unauthorized use or disclosure of Confidential Information, the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction; (iv) subject to the rights expressly granted to the Receiving Party in this Agreement, the Disclosing Party and its licensors retain all right, title and interest in and to the Confidential Information, including without limiting the generality of the foregoing, title to all Confidential Materials regardless of whether provided by or on behalf of the Disclosing Party or created by the Receiving Party; and (v) any disclosure by the directors, officers, employees, and agents of the Receiving Party shall be deemed to be disclosure by the Receiving Party and the Receiving Party shall be liable for any such disclosure as if the Receiving Party had disclosed the Confidential Information.

13.8 All Confidential Information disclosed by the Disclosing Party shall be and shall remain the property of the Disclosing Party. Within five days after being so requested by the Disclosing Party, except to the extent the Receiving Party is advised in writing by counsel such destruction is prohibited by law, it shall return or destroy all documents thereof furnished to it by the Disclosing Party and it shall also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by it or its employees based upon, containing or otherwise reflecting any Confidential Information, Confidential Materials, or Client Data. Any destruction of materials shall be confirmed by the receiving party in writing; provided, however, that any party may retain (i) one copy of the Confidential Information, Confidential Materials, or Client Data that it deems necessary to comply with any obligations under all applicable laws, rules, regulations and (ii) any Confidential Information, Confidential Materials, or Client Data it believes cannot reasonably be destroyed (such as oral communications reflecting Confidential Information or Confidential Materials, firm electronic mail back-up records, back-up server tapes and any similar such automated record-keeping or other retention systems), which shall remain in perpetuity subject to the confidentiality terms of this Agreement. Any Confidential Information, Confidential Materials, or Client Data that are not returned or destroyed, including without limitation any oral Confidential Information, Confidential Materials, or Client Data, shall remain in perpetuity subject to the confidentiality obligations set forth in this Agreement.

14.                Representations and Warranties

14.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

14.1.1 It is a legal entity duly created, validly existing and is in good standing under the laws of the state in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement;

14.1.2 It has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement;

14.1.3 It has all necessary legal power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary actions on its part;

14.1.4 This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms;

14.1.5 It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Processing Services Agreement or the consummation of the transactions contemplated by this Agreement;

14.1.6 It is not the subject of any pending or threatened litigation (including claims subject to arbitration) that would prevent SS&C from performing its obligations under this Agreement; and

14.1.7 Each is in compliance with all applicable laws, rules, orders, regulations and other legal requirements in effect as the same may relate in a material way to each of its respective businesses and provision or use of the Processing Services.

14.2 Disclaimer. Except as expressly set forth herein, SS&C makes no warranties, whether express, implied, or statutory regarding or relating to the Processing Services furnished or provided to Client under this Agreement. SS&C specifically disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Processing Services.

15.                Indemnification

15.1 Intellectual Property Indemnification. SS&C shall defend and/or handle at its own cost and expense any and all claims, suits, actions or proceedings at law or in equity against Client (“Proceedings”), or its directors, officers, employees, and agents for actual or alleged infringement of any patent, copyright or other property right (including, but not limited to, misappropriation of trade secrets) based on or in connection with the Processing Software or the Processing Services.

Client shall give to SS&C, in reasonable detail, prompt written notice of any threat, warning, or notice of any such claim or action against Client or SS&C of which it is aware and which would be expected to have an adverse impact on Client's use of the Processing Services and the Processing Software.

15.2 Remedy for Loss of Right to Use. If Client is enjoined from using the Processing Software or the Processing Services is enjoined, SS&C shall (i) obtain, at no expense to Client, the right to continue to use them, (ii) provide Client with substitute or modified software or services that are qualitatively and functionally equivalent to the Processing Software or Processing Services or (iii) if either (i) or (ii) is not commercially practicable, terminate this Agreement.

15.3 Indemnification Procedures. With respect to each Party’s indemnification obligation under this Section 15, the indemnifying Party shall have the exclusive right to defend any claim, action or allegation and make settlements thereof so long as such settlements do not increase the indemnified Party’s costs or adversely affect its rights under this Agreement. The indemnified Party may not settle or compromise such claim, action or allegation, except with prior written consent of the indemnifying Party. The indemnified Party shall give such assistance and information as the indemnifying Party may reasonably require to settle or oppose such claims; provided that any assistance above a de minimis level shall be given at the indemnifying Party’s expense.

16.                Limitations of Liability

16.1 Exclusion of Consequential and other Damages. In no event shall either Party shall be liable to the other for any claim for any indirect, incidental, consequential, exemplary or punitive damages in connection with or arising out of this Processing Services Agreement, including without limitation cost of cover, loss of income or profit or business losses resulting from interruption of business, regardless of the form of action, whether in contract, tort or otherwise, and even if such Party has been advised of the possibility of such damages.

16.2 Limit on Amount of Direct Damages Recoverable. SS&C’s liability to Client for direct damages in connection with or arising out of this Agreement shall be limited to the actual Monthly Charges paid by Client for Processing Services provided during the six (6) months immediately prior to a claim for such liability.

16.3 Force Majeure. Subject to section 16.4 below, neither Party shall be liable for any failure or delay in the performance of its obligations under this Processing Services Agreement, if any, to the extent such failure or delay is caused, directly or indirectly, by: blackouts, fire, flood, earthquake, elements of nature or acts of God; labor disruptions or strikes; acts of war, terrorism, cyber-terrorism, riots, civil disorders, rebellions or revolutions; quarantines, embargoes and other similar governmental action; or any other cause beyond the reasonable control of such party ("Force Majeure Events").

16.4 Effect of Force Majeure. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to attempt to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within five (5) Business Days of the inception of such delay) and describe in reasonable detail the circumstances causing such delay.

17.                Assignment

17.1 Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Client, in whole or in part, whether directly or by operation of law, without the prior written consent of SS&C. Any such consent may be conditioned upon the payment of additional fees to SS&C in such amounts as SS&C may determine. For purposes of this Agreement: (i) a change of control of Client, sale of substantially all of the assets of Client and/or a merger or consolidation involving Client or any affiliate of Client effecting, directly or indirectly, a change of control of Client, shall be deemed to be an assignment or transfer of this Agreement and the rights under it by operation of law requiring the written consent of SS&C; (ii) a “change of control” shall be deemed to have occurred if any person or entity not in control of the Client before the Effective Date, acquires, after the Effective Date, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Client, whether through the ownership of voting securities, by contract or otherwise; (iii) an affiliate of a person or entity is a person or entity that controls, is under common control with or is controlled by such other person or entity; (iv) control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise; (v) the terms “person” and “entity” include an individual, a corporation, partnership, association, trust, fund or any organized group of persons, whether incorporated or not and any receiver, bankruptcy trustee or similar official.

17.2 Any assignment or other transfer of this Agreement by Client without the prior written consent of SS&C as required above shall constitute a material breach of this Agreement. SS&C may assign this Agreement to a successor to its business in connection with a change of control of SS&C or sale of substantially all of its assets.

17.3 Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

18.                Independent Contractors

18.1 The relationship of SS&C and Client established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any agency or employment relationship between SS&C and Client. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

19.                Subcontracting

19.1 SS&C may subcontract Processing Services as long as such services are not subcontracted in their entirety without Client’s written consent. All subcontractors shall be required to execute documents binding the subcontractor to confidentiality and non-disclosure agreements that are at least as protective as this Agreement with respect to confidentiality of Confidential Information under Section 13.

19.2 SS&C is responsible for work performed by SS&C subcontractors under this Agreement.

20.                Notices

20.1 Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class certified or registered mail, (c) sent by overnight courier, in each case properly posted and fully prepaid to the appropriate address set forth below, or (d) sent by facsimile. Either Party may change its facsimile number or its address for notice by notice to the other Party given in accordance with this section. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight courier service, or if sent by facsimile, notice will be considered delivered upon confirmation that the facsimile transmission has been successful by the transmission report denoting “OK” or any similar notation.

If to SS&C, to:

Mr. Normand A. Boulanger

President and C.O.O. SS&C Technologies, Inc.

80 Lamberton Road Windsor, CT 06095

860-298-4969 (facsimile)

E-mail: nboulanger@sscinc.com

With a Copy to:

Mr. Paul Igoe

Senior Vice President and General Counsel

SS&C Technologies, Inc.

80 Lamberton Road

Windsor, CT 06095

Facsimile: 860-298-4969

E-mail: PIgoe@sscinc.com

If to Client:

David Oston

Chief Financial Officer

Five Oaks Investment Corp.

540 Madison Avenue, 19th Floor

New York, NY 10022

Phone: 212-257-5073

Facsimile: 212-257-5099

E-mail: doston@oakcirclecapital.com

Client’s Billing Address

Sean Quinn

Chief Financial Officer

Five Oaks Investment Corp.

540 Madison Avenue, 19th Floor

New York, NY 10022

Phone: 212-257-5078

Facsimile: 212-257-5088

E-mail: squinn@oakcirclecapital.com

21. Certain Definitions

In this Agreement, in addition to other defined terms herein, the following terms shall have the indicated meanings: “Business Day” means any day when the New York Stock Exchange is open for business.

"Client Data" means all data of Client provided to SS&C by Client related to SS&C’s providing Processing Services, including but not limited to data related to securities trades and other transaction data, investment returns, issue descriptive data, market data and the like, and all output and derivatives thereof.

"Commercially Reasonable Efforts" means the level of effort that a reasonable information technology outsourcing vendor would, in good faith and consistent with industry standards, undertake to provide the Processing Services pursuant to this Agreement in a professional and workmanlike manner.

"Data Access" means Client’s access to the Client Data via Connectivity to the SS&C Environment solely to allow viewing of Client Data, and not for the purpose of the use of SS&C’s Processing Software or the entry or manipulation of Client Data. Data Access shall be available during those hours of any day during which the SS&C Environment is available for Data Access.

"Effective Date" means the later of the dates on which both Parties execute this Agreement.

"Equipment" means the computer, communications and other equipment owned or leased by SS&C and used by SS&C in connection with providing the Processing Services. Equipment includes, without limitation, all associated accessories and peripheral devices used in the provision of Processing Services.

"Losses" means all losses, liabilities, damages and claims, and all related costs and expenses (including any and all reasonable legal fees and reasonable costs of investigation, litigation, settlement, judgment, appeal, interest and penalties) incurred by an indemnified Party hereunder in connection with an indemnified claim.

"Parties" means Client and SS&C, and "Party" means either one of them.

"Pass-Through Expenses" has the meaning set forth in Section 8.7.

"Processing Software" means SS&C’s proprietary off-the-shelf base software, and associated software modules, used in providing the Processing Services.

"Software" means any computer software that relates to the Processing Services, and includes any software of Client, the Processing Software and Third Party Software.

“SS&C Environment" means the SS&C configuration of systems, Equipment, Software and operations in support of SS&C’s provision of Processing Services.

"SS&C Facilities" means the facilities owned or leased by SS&C and from which the SS&C will provide the Processing Services.

"Third Party Software" means any Software that is owned by a person other than SS&C or Client and used to provide the Processing Services.

"Third Party Software License" means a license agreement that authorizes Client or SS&C to use Third Party Software.

"Virus" means files, programs or program code, computer instructions, devices or techniques designed to affix themselves to, bury themselves within or send instructions to, other files, programs or program code in order to cause malfunctions, errors or destruction or corruption of data when affixed or at a later time or that can or were designed to threaten, infect, assault, vandalize, defraud, disrupt damage, disable, alter, inhibit or shut down the Software and/or Client’s processing environment, including, but not limited to, other programs, data storage and computer libraries or otherwise prevent Client from using the Software as intended.

"Work Request" refers to the written agreement between Client and SS&C for SS&C’s performing additional services that are related to the Processing Services but for which SS&C shall be paid in addition to the Charges set forth on Attachment B hereto.

22. Miscellaneous

22.1 Waiver. Any waiver of the provisions of this Agreement or of a Party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed and will not be deemed to be a waiver of such Party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party's right to take subsequent action.

22.2 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the Parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the Parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

22.3 Entire Agreement. This Agreement (including any attachments, schedules, Work Requests and addenda hereto) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

22.4 Modification. This Agreement may not be amended or modified except by a writing signed by both Parties.

22.5 USA Export Control. Client may not use any SS&C or Third Party Software outside of the United States, or otherwise export or re-export the Software without the prior written consent of SS&C and only in accordance with applicable United States and non-U.S. export laws and regulations.

22.6 Use of Client’s Name. SS&C is subject to federal and state securities laws. SS&C may make disclosures required by such laws. Subject to the confidentiality provisions of Section 13, SS&C may (i) refer to Client in generic client lists, new client announcements and product brochures and marketing materials indicating that Client is a client of SS&C; and (ii) issue a press release, subject to Client's prior reasonable review and consent, announcing that Client has engaged SS&C to provide software. SS&C may disclose to third party vendors (including software vendors) that provide products and/or services that may be used by Client, or that are used in conjunction with SS&C's products or services, that Client is a client of SS&C and such other information that is reasonably needed by such third party vendors.

22.7 No Waiver of Rights. No exercise or enforcement by either Party of any right or remedy under this Agreement, including termination, will preclude the enforcement by such Party of any other right or remedy under this Agreement or under applicable law.

22.8 Counterparts. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and the parties hereto agree that signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

22.9 Choice of Law; Choice of Forum. This Agreement shall be interpreted, construed and in all respects governed under the laws of the State of Connecticut without regard to conflicts of law principles. Any action, suit or proceeding related to any dispute, claim or controversy or otherwise related to the rights and obligations of the parties under this Processing Services Agreement shall be brought in the Superior Court of the State of Connecticut, Hartford County or in the United States District Court for the District of Connecticut. The parties hereto submit to the exclusive jurisdiction of such courts.

22.10 No Oral Representations or Warranty. No employee or agent of SS&C has authority to bind SS&C to any oral representations or warranty concerning the Processing Software or the Processing Services. Any oral or written representation or warranty not expressly contained in this Agreement (or in any written amendment hereto) will not be enforceable.

22.11 No Solicitation. Each Party shall not directly or indirectly solicit any officer or employee of the other to leave the employ of the other.

22.15 Voidability at SS&C’s Option. This Agreement shall be voidable at SS&C’s option if Client does not enter into and deliver it on or before April 30, 2015.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

Five Oaks Investment Corp.		SS&C Technologies Inc.

By	/s/ David Oston	By	/s/ Paul Igoe
Name	David Oston	Name	Paul Igoe
Title	Chief Financial Officer	Title	SVP, General Counsel & Secretary
Date	May 7, 2015	Date	May 14, 2015
Address	540 Madison Avenue, 19th Floor	Address	80 Lamberton Road
	New York, NY 10016		Windsor, CT 06095

ATTACHMENT A: PROCESSING SERVICES

The following Processing Services will be performed for Client in accordance with prevailing US GAAP accounting and reporting requirements.

Residential Mortgage Loan Accounting Services

1.	Residential Mortgage Loan Transaction Processing

Processing of daily loan transactions including:

■	Loan setup based on terms provided via legal loan purchase documentation in agreed upon electronic format provided by Client
■	Process new loan purchases
■	Process interest accruals
■	Fee tracking
■	Amortization of deferred revenues, premiums and discounts
■	Recording of loan payments and reconciliation based on remittance reports provided by the master servicer

2.	Wire Processing – Loan Purchases

SS&C will setup the wire to settle the loan purchase and verify financing haircut per terms of warehouse line and notify Client of amount required to complete the loan purchase.

3.	Warehouse Financing Transaction Processing
■	Establish appropriate financing structure for each loan as directed by Client
■	Identify appropriate warehouse provider and maintain the haircut percentage
■	Reconcile net payments to each warehouse line on a loan-by-loan basis

4.	Data Management

Tracking and maintenance of loan specific information such as:

■	Reference data as provided by Client in a mutually agreed upon format
■	Scheduled interest rate adjustments for floating, adjustable, and rate reset loans, where applicable
■	Appropriate index rate tables
■	Ownership structure (e.g. warehouse lender) of each loan

5.	Mortgage Loan and MSR Valuation
■	Value loans based on Client provided market values
■	SS&C will book changes in fair market value through realized gains and losses
■	SS&C will provide MountainView with the loan details required to value the mortgage servicing rights

6.	Reconciliation and Exception Resolution

SS&C assumes the lead role in managing the exception process.

■	Custodian
o	Daily reconciliation of cash activity between SS&C and Client’s custodian(s)
o	Reconciliation of loan closings
■	Master Servicer
o	Monthly reconciliation of loan level cash activity between SS&C and the third party servicer data inclusive of principal, interest and servicing fees.
o	Reconciliation of unpaid principal balances
o	Reconciliation of expected vs. actual principal and interest payments
■	Warehouse Lines
o	Monthly reconciliation of net payment between master servicer, warehouse lender and SS&C
o	Reconciliation of financing balances

7.	Loan Accounting
■	Track portfolio investments at the loan, investor and portfolio level
■	Calculate income accruals and process coupon interest
■	Calculate book value and amortization

■	Calculate realized gain / loss on sales
■	Maintain unrealized gain / loss information on active holdings
■	Creation of monthly general ledger entries in accordance with Client’s GL requirements
■	Book the mark-to-market accounting entries based on client provided market values

8.	Financing Accounting
■	Warehouse lines
o	Track and record interest expense
o	Record pay down of repo balance
■	FHLB loans
o	Record loan amount and calculate interest expense
o	Record pay down of financing balance

9.	Reporting

The reports listed below are representative of the types of reports we would typically provide in support of the accounting and reporting services.

Loan Reports

■	Loan Amortization Schedule
■	Loan Maturity
■	Due vs. Paid Reconciliation
■	Loan Delinquency
■	Aged Receivables

Accounting

■	General Ledger Entries
■	Transactions
■	Mortgage Loan and Financing Trial Balance

Financial Reporting

■	Supporting Schedules for Footnote 5 – Mortgage Loans Held-For-Sale, at Fair Value
■	Mortgage Loans Section of Footnote 13 – Financial Instruments
■	Mortgage Loan and Associated Repurchase Agreements Section of Footnote 10 – Repurchase Agreements.

Securities Accounting Services – Owned Investments

1.	Securities Transaction Processing

SS&C will process daily securities transactions received from Client on trade date inclusive of:

■	Processing securities transactions (buys/sells/cancels/corrects)
■	Research trade breaks with Client’s traders and retain all necessary information regarding trade corrections for audit trail purposes

2.	Derivatives Processing

SS&C will process daily derivatives transactions as directed by Client

■	Tracking and amortization of fees, premium and discount
■	Payment processing
■	Confirmation tracking
■	Counterparty reconciliation
■	Upcoming Payments report

3.	Data Management

SS&C will maintain the following from each identified source:

■	Securities
o	Security Master reference and analytic data
o	Track and monitor corporate action notices (voluntary and involuntary)
o	Tracking of RMBS analytic information provided by Client
o	Monthly pricing from Client identified sources

o	Cash flow schedules or prepayment speeds as directed by Client

■	Derivatives
o	Initial deal setup and applicable reference data in accordance with documentation provided by Client

4.	Investment Pricing
■	SS&C will value the securities on a monthly basis in accordance with the agreed upon valuation policy
■	SS&C uses the following control reports:
o	Price Variance, Missing or Stale Prices, and Tolerance Checks
■	SS&C will value the derivative holdings based on counterparty values

5.	Daily Cash Settlement
■	Review and reconcile projected cash versus actual cash settlements to identify differences
■	Research overdue interest payments

6.	Reconciliation and Exception Resolution

Daily reconciliation between SS&C and Client’s custody bank(s). SS&C will establish and maintain connectivity to each custodian and will be responsible for the gathering of all information required to facilitate the daily reconciliation process. SS&C assumes the lead role in managing the exception process.

■	Reconciliation of custodial cash movements including cash transfers, fees assessed and investment related cash transactions
■	Reconciliation of trade settlements
■	Reconciliation of income, paydowns and corporate actions
■	Reconciliation of securities holdings

7.	Investment Accounting
■	Track portfolio investments at the individual purchase lot level
■	Calculate income accruals and process coupon interest
■	Calculate book value and amortization
■	Maintain multi-currency accounting records as required
■	Calculate realized gain / loss on sales
■	Maintain unrealized gain / loss information on active holdings
■	Creation of monthly General Ledger entries in accordance with Client’s GL requirements

8.	Impairment Analysis and Processing

On a quarterly basis SS&C will provide an impairment analysis based on Client defined business rules such as continuous loss positions, ratings changes, and securities in default.

■	Impairment analysis by business rule with suggested impairments
■	Calculation and maintenance of both credit and non-credit impairment amounts
■	Processing of impairments as directed by Client

9.	Reporting – Securities and Derivative Investing Activity Only

The following reports are indicative of the deliverables provided by SS&C. It is assumed that Client will utilize SS&C’s standard reporting deliverables. Report customizations can be performed and are subject to additional fees.

Operational Reports

■	Monthly reconciliation of cash balances to custody balances with variance reporting and aging
■	Monthly comparison of par value to custody par values
■	Monthly reconciliation of market values and ending accrued values to custody

Investment Accounting Reports

■	Cash Positions
■	Holdings
■	Unsettled Trades

■	Book Value Progression

■	Profit and Loss
■	Aged Income
■	Transaction
■	Security Cash Activity
■	Non-Security Cash Activity
■	Portfolio Inventory and Valuation
■	Yield to Estimated Maturity / Weighted Average Portfolio

Financial Reporting

■	Consolidated Footnote Disclosure (Regulatory 10K and 10Q)
■	Investment Fixed Maturities
■	Maturity Distribution Report
■	Proceeds from Fixed Maturities
■	Concentration of Credit Risk
■	Continuous Loss Analysis
■	General Ledger

Management Reports

■	Asset Sector
■	Bond Appraisal
■	Fixed Income Analytics
■	Industry Sector
■	Bond Analytics

Securities Accounting Services – Securities in Trust

1.	Data Management

SS&C will maintain the following from each identified source

■	Security Master reference and analytic data
■	Monthly pricing from Client identified sources

2.	Reconciliation and Exception Resolution

Monthly reconciliation between SS&C and trustee(s). SS&C will establish and maintain connectivity to each trustee and will be responsible for the gathering of all information required to facilitate the reconciliation process.

■	Reconciliation of principal paydowns
■	Reconciliation of securities holdings and par amounts

3.	Investment Accounting
■	Track portfolio investments at the individual purchase lot level
■	Process principal paydowns

4.	Investment Pricing
■	SS&C will value the securities on a monthly basis in accordance with the agreed upon valuation policy

5.	Trust Asset Reports
■	Holdings with valuations

General Ledger and Financial Reporting Support Services

SS&C will establish and maintain a General Ledger on behalf of Client for the following entities, Five Oaks Investment Corporation, Five Oaks Acquisition Corporation and Five Oaks Insurance LLC. Client will be solely responsible for the integrity and controls related to the creation of your financial statements. SS&C is responsible for providing the services below to support the generation of the Client’s financial statements.

SS&C will prepare and maintain the Client’s Accounting Books and Records for Client’s investment in Agency and Non-agency RMBS, Multi-family RMBS, residential mortgage loans, Mortgage servicing Rights, MBS securitization trusts, Repurchase Agreements, FHLB debt, residential loan warehouse facilities, short securities, TBAs, Options, Futures, Swaps, Swaptions and Futures inclusive of:

•	Process a monthly journal entry of investment subledger activity
•	Prepare monthly financial reports, trial balance and soft close
•	Prepare quarterly financial reports and hard close
o	Trial Balance
o	Consolidated Balance Sheet
o	Consolidated Income Statement
o	Comprehensive Income
o	Stockholder’s Equity
o	Statement of Cashflows
o	Investment Results Report (MTD, YTD)
o	Realized Gains/Losses Report
o	Unrealized Profit/Loss Report
o	Consolidated General Ledger
•	Prepare the following financial statement footnotes
o	AFS Securities
o	Mortgage Loans HFS
o	Restricted Cash
o	Repurchase Agreements
o	Derivatives
o	Financial Instruments
•	Calculate and record the management company’s management fee
•	Calculate and record the administration fees based on the agreed upon fee schedule
•	Track and record REIT expenses as directed by Client
•	Assist Client and your outside auditors with preparation of financial statements

ATTACHMENT B: CHARGES

Monthly Charge

SS&C will provide the Investment Accounting Services to the Client in accordance with the terms set forth below subject to a minimum monthly fee of US$7,500.

I.	Investment Accounting Services
i.	Residential Mortgage Loan Accounting Services

SS&C will provide the Processing Services related to Client’s investments in residential mortgage loan for an annual fee of $750 per active loan. The active loan count will be taken as of each month end and loans that were included in a securitization will be included in the active loan count in the month of such securitization.

ii.	Securities Accounting Services - Owned Securities

The “Asset Value” will be calculated as the cumulative market value of Client’s investments (excluding repurchase agreements) plus accrued income plus trade date cash as of the last day of each month. The Monthly Charge will be calculated by multiplying each month’s Asset Value by one-twelfth (1/12th) of the appropriate basis point set forth below.

Asset Value	Annual Basis Points
$0 - $500,000,000	2.75 basis points
$500,000,001 – $1,000,000,000	2.5 basis points
All remaining U.S. Dollars	2 basis points

iii.	Securities Accounting Services – Securities in Trust

Securities tracked for purposes of consolidation will be subject to a monthly fee of $100 per CUSIP.

II.	Financial Reporting Services
i.	General Ledger and Financial Reporting Support Services

SS&C will provide the financial reporting support services for a fixed monthly fee of $12,500. The scope of services will be consistent with current products and related disclosures and the current entity structure of Client. Changes in the scope of these items may increase this fee. The calculation of taxes for taxable entities is specifically excluded from SS&C responsibilities. This fee is in addition to the monthly fee.

Optional Services and Additional Charges

Customizations and Development

Customization/development of reports, interfaces, statements etc. as required by the Client will be provided at the following rates during the Initial Term. Thereafter, SS&C’s then current rates will apply. This fee will be in addition to the monthly fee.

Vice President/Director/Manager Level	US$400 per person per hour
Accountant Level	US$250 per person per hour

REIT Compliance Reporting Support Services

Upon written request from Client SS&C will compile and analyze the investment data for the following REIT compliance tests listed below. SS&C’s sole responsibility in regards to Client’s REIT compliance is to provide Client with investment related data. Client is solely and exclusively responsible for ensuring that it complies with law and its governing documents. SS&C is not responsible for monitoring Client’s compliance with (i) law, (ii) its governing documents or (iii) any investment restrictions or compliance with the investment restrictions.

▪	Gross Income Tests
o	75% and 95% Gross Income Tests

▪	Asset Tests
o	75% Test
o	5% Issuer Exposure
o	10% Voting Rights
o	TRS Ownership as a percentage of total REIT assets

SS&C will provide the REIT Compliance Reporting Support Services for the following rates during the Initial Term. Thereafter, SS&C’s then current rates will apply. This fee is in addition to the monthly fee.

Vice President/Director Level	US$350 per person per hour
Manager Level	US$300 per person per hour
Senior Accountant Level	US$250 per person per hour
Staff Accountant Level	US$200 per person per hour

Additional Charges

Fees for market data and pricing information, telecommunications line charges or other third party fees are not included in the above fees and will be charged to the Client.

Addendum to Processing Services Agreement

This Addendum to Processing Services Agreement (“Addendum”) is entered into by and between SS&C Technologies, Inc. (“SS&C”) and Five Oaks Investment Corp. (“Client”) and is effective on the later of the dates on which both Parties execute this Addendum (the “Addendum Effective Date”).

BACKGROUND

A.	SS&C and Client have entered into a Processing Services Agreement dated May 21, 2015 (the “Agreement”).

B.	The Parties desire to amend the Agreement as set forth in this Addendum. For avoidance of doubt, in the event of any conflict between the terms and conditions of the Agreement and this Addendum, the terms of this Addendum shall control.

Now, therefore, the Parties agree as follows:

1.	GENERAL
1.1	Capitalized terms not otherwise herein defined shall have the meanings given to them in the Agreement.

2.	MODIFICATION OF THE AGREEMENT.
2.1	Section 6.1 is deleted and replaced with the following:

6.1 This Agreement shall be effective and binding upon Client and SS&C as of the Effective Date and shall continue in full force and effect for a period of five (5) years (the “Initial Term”) unless sooner terminated in accordance with its terms. Client may terminate this Agreement as of the end of year 3 or 4 by providing SS&C written notice of termination at least ninety (90) days prior to the end of such periods. Unless either Party provides the other with a written notice of termination at least ninety (90) days prior to the commencement of any Renewal Term, after the Initial Term, this Agreement will automatically renew for additional successive terms of one (1) year each (each such additional one-year term a “Renewal Term”). The Term of this Agreement shall run from the Effective Date through the Initial Term, and any Renewal Term, until and unless terminated in accordance with its terms.

3.	COUNTERPARTS
3.1	This Addendum may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and the parties hereto agree that signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	ENTIRE AGREEMENT.
4.1	The Agreement, as amended by this Addendum, constitutes the entire agreement of the Parties in connection with the subject matter hereof and supersedes all prior agreements, understandings and discussions, whether oral or written, of the parties and remains in full force and effect. Each Party warrants that the signatory signing on its behalf has the authority to contractually bind it to the terms and conditions set forth herein.

IN WITNESS WHEREOF, SS&C and Client have caused this Addendum to be executed by their duly authorized representatives, effective as of the Addendum Effective Date.

AGREED TO AND ACCEPTED BY:

Five Oaks Investment Corp.		SS&C Technologies, Inc.

By	/s/ David Oston	By	/s/ Normand A. Boulanger
Name	David Oston	Name	Normand A. Boulanger
Title	Chief Financial Officer	Title	President & COO
Date	June 9, 2015	Date	June 10, 2015